EXHIBIT 99.1


For more information, please call:
     Hugh W. Mohler, Chairman, President & CEO                410-427-3707
     Mark A. Semanie, Executive Vice President & CFO           410-427-3715


                            Bay National Corporation
                     Successfully Completes Private Offering


Baltimore--April  30,  2003--Hugh  W. Mohler,  Chairman,  President & CEO of Bay
National Corporation (OTCBB:BANI), parent company of Bay National Bank, announced today that the company has successfully completed its second capital offering. He said the company raised $4.5 million in a private offering to accredited investors.

"We believe the success of the campaign, in the midst of such a challenging economic environment, underscores the confidence of investors that the Bank is well-managed and poised for growth," Mr. Mohler said.

The figure of $4.5 million represents 620,690 shares of common stock. The shares sold in the private offering had an offering price of $7.25 per share. The proceeds of the private offering will be used to support continued growth of Bay National Bank and to increase the Bank's lending capabilities.

Bay National Bank commenced operations in May 2000 following its successful initial public offering of $11.3 million. Since its opening, it has grown to more than $100 million in total assets. The bank operates two full-service banking offices in Maryland--North Baltimore and Salisbury. Bay National Bank is dedicated to meeting the financial needs of small and middle market businesses, professional service firms and high net worth individuals. Its mission is to provide unparalleled service with respect and integrity by experienced banking professionals.

The shares were not registered under the Securities Act of 1933 and may not be offered or sold absent registration or an applicable exemption from the registration requirements.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, including statements regarding Bay National Corporation's anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values; as well as changes in economic, competitive,


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governmental,  regulatory,  technological and other factors which may affect Bay
National   Corporation   specifically   or  the  banking   industry   generally.
Forward-looking statements speak only as of the date they are made. Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.